Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-194295

November 10, 2014

Bloomin’ Brands Announces Secondary Public Offering of Common Stock

TAMPA, Fla., November 10, 2014 — Bloomin’ Brands, Inc. (the “Company”) (Nasdaq:BLMN) today announced the sale by investment funds advised by Bain Capital Partners, LLC (the “Selling Stockholders”) of an aggregate of 18,307,782 shares of the Company’s common stock to Goldman, Sachs & Co., as the underwriter in the registered public offering of those shares. The Selling Stockholders will receive all of the proceeds from this offering. No shares are being sold by the Company.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, email: prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four core founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar. The Company operates more than 1,500 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations.

Forward-Looking Statements

Certain information contained in this press release, particularly information regarding completion of the offering, constitutes forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and generally contain words such as “believes”, “expects”, “may”, “will”, “intends” or similar expressions. The Company’s forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to market conditions; local, regional, national and international economic conditions; and other factors disclosed from time to time in the prospectus, the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements which speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACT:	Bloomin’ Brands, Inc.

Investor Relations

Chris Meyer

(813) 830-5311

Investor@bloominbrands.com

Source:	Bloomin’ Brands, Inc.